Exhibit 10.1

STRONGBRIDGE U.S. INC.

AMENDMENT TO EXECUTIVE CHAIRMAN AGREEMENT

This Amendment (“Amendment”) to the Executive Chairman Agreement between Strongbridge Biopharma plc (“Strongbridge”), Strongbridge U.S. Inc., a Delaware corporation (the “Company”), and John Johnson (the “Executive”) dated November 1, 2020 (the “Agreement”) is made and entered into as of April 8, 2020 (the “Effective Date”).

RECITALS

A.The Company and Executive entered into the Agreement to set forth the terms of Executive’s employment with the Company as Executive Chairman of the Board of Directors of Strongbridge (the “Board”).

B.The Company and Executive desire and intend to (i) extend the term of the Agreement; and (ii) provide for certain benefits in consideration of such extension.

C.Capitalized terms that are not specifically defined in this Amendment have the meanings set forth in the Agreement.

NOW, THEREFORE, in consideration of the agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Agreement is hereby amended as follows:

1. Section 1(a) of the Agreement is replaced in its entirety with the following:

(a)Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue through November 1, 2020 (the “Term”); provided, however, that the Term may be thereafter extended upon the agreement of the parties in writing. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 3 below, in which event the Executive’s employment with the Company shall expire in accordance therewith.  The Executive’s employment with the Company will continue to be “at will,” meaning that, subject to the provisions of this Agreement, the Executive’s employment may be terminated by the Board or the Executive at any time and for any reason subject to the terms of this Agreement.

2. Section 2(e) of the Agreement is replaced in its entirety with the following:

(e)Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans, and the Executive shall be entitled to take four (4) weeks of paid vacation.

3. The following is added as Section 2(f) of the Agreement:

(f)Bonus. The Executive shall be eligible to receive a bonus for the 2020 fiscal year in the sole discretion of the Board.

Exhibit 10.1

4. The following is added as Section 2(g) of the Agreement:

(g)Equity Grants. On the Effective Date of this Amendment, Strongbridge shall grant to Executive a restricted stock unit award of 182,500 shares (the “RSU Grant”) and an option to purchase 87,500 ordinary shares of Strongbridge at an exercise price equal to the closing price per share of the ordinary shares of Strongbridge as reported by NASDAQ on the Effective Date (the “2020 Option Grant”, and collectively with the RSU Grant, the “Equity Grants”). Subject to Executive’s continuing to provide services as Executive Chairman of the Board through the last day of the Term and continuing to serve as a member of the Board through each applicable vesting date, (i) the RSU Grant will vest and be settled in three equal annual installments on each of the first three anniversaries of the date of grant, and (ii) the 2020 Option Grant will vest and become exercisable over a period of four (4) years from the date of grant, six and one quarter percent (6.25%) of the applicable award vesting on each of the first sixteen (16) quarterly anniversaries of  the date of grant. In the event the Executive resigns as Executive Chairman of the Board prior to the last day of the Term but remains a member of the Board, the Equity Grants shall vest on a pro-rata basis on such date of resignation based on the number of days during the applicable vesting period that the Executive served as Executive Chairman of the Board and the remaining portion of the Equity Grants shall be forfeited. To the extent not already vested, the Equity Grants will accelerate and vest in the event of the Executive’s involuntary removal from the Board or in the event he is not re-elected to the Board by the shareholders of the Company. The Equity Grants shall be governed by the terms and conditions of Strongbridge’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive.

5. Section 4(b) of the Agreement is replaced in its entirety with the following:

(b)Termination by the Company.  The Executive’s employment with the Company may be terminated by the Company at any time.  If the Company terminates the Executive prior to the end of the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) the following benefits:

(i)the Accrued Obligations;

(ii)if the Executive is terminated on or before the last day of the Term, a single sum cash amount, payable on the sixtieth (60th) day following the Date of Termination, of an amount equal to the Executive’s Base Salary which would have been paid from the Date of Termination through the expiration of the Term had the Executive not been terminated;

(iii)subject to the Executive’s election, for a period of eighteen (18) months, 100% of the Executive’s COBRA payments, paid directly to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) third-party administrator or designee on the Executive’s behalf for health and welfare coverage that the Executive held at the Date of Termination; and

(iv)immediate acceleration of vesting of all of the Executive’s outstanding equity awards, including, but not limited to, the Option Grant, the 2020 Option Grant, and the RSU Grant.

Exhibit 10.1

6. A new Section 4(c) is added to the Agreement as follows:

(c)Change of Control Termination. In the event that, prior to the end of the Term, there is a Change of Control and the Executive’s employment is terminated by the Company following such Change of Control (other than due to the expiration of the Term), then in lieu of the benefits set forth in Section 4(b) herein, the Company shall pay or provide to the Executive (or to his authorized representative or estate) the following benefits:

(i)the Accrued Obligations;

(ii)a single sum cash amount, payable on the sixtieth (60th) day following the Date of Termination, of an amount equal to two (2) times the Executive’s Base Salary;

(iii)subject to the Executive’s election, for a period of twenty four (24) months, 100% of the Executive’s COBRA payments, paid directly to the COBRA third-party administrator or designee on the Executive’s behalf for health and welfare coverage that the Executive held at the Date of Termination; and

(iv)immediate acceleration of vesting of all of the Executive’s outstanding equity awards, including, but not limited to, the Option Grant, the 2020 Option Grant, and the RSU Grant.

As used herein, the term “Change of Control” shall have the meaning given such term in the Strongbridge Biopharma plc 2015 Equity Compensation Plan, as originally adopted by Strongbridge effective September 3, 2015.

7. Section 4(c) of the Agreement is renumbered as Section 4(d) and replaced in its entirety with the following:

(d)Other Terminations.  Except as otherwise set forth in Sections 4(b) or (c), upon any termination of employment, the Executive shall be entitled only to the Accrued Obligations and shall have no further right to compensation under this Agreement.

8. Section 4(d) shall be renumbered as Section 4(e).

9. Counterparts. This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written.

STRONGBRIDGE BIOPHARMA PLC

/s/ Robert Lutz

By:  Robert Lutz

Title:  Chief Financial Officer

STRONGBRIDGE U.S. INC.

/s/ Stephen Long

By:  Stephen Long

Title:  Chief Legal Officer

EXECUTIVE

/s/ John Johnson

John Johnson